QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

SUBSIDIARIES

COMPANY	STATE OF ORGANIZATION
TRB No. 1 Corp.	New York
TRB 69th Street Corp.	New York
TRB Lawrence Realty Corp.	New York
TRB Yonkers Corp.	New York
TRB Apopka LLC	Florida
TRB West Palm Beach Two LLC	Florida
TRB Daytona LLC	Florida
TRB Newark Assemblage LLC	New Jersey
TRB Newark TRS LLC	New Jersey
BRT RLOC LLC	New York
TRB Ivy Ridge LLC	Delaware
TRB Union Palm LLC	Delaware
TRB Lawrenceville LLC	Delaware
TRB Melbourne LLC	Delaware
TRB Schilling LLC	Delaware
TRB Silvana LLC	Delaware
TRB Avondale LLC	Delaware
TRB Grove at Trinity LLC	Delaware
TRB Courtney Station LLC	Delaware
TRB Spring Valley LLC	Delaware
TRB Columbus LLC	Delaware
TRB Houston Galleria LLC	Delaware
TRB Autumn Brook LLC	Delaware
TRB Arlington LLC	Delaware
TRG Mountain Park LLC	Delaware
TRB Houston Four Pack LLC	Delaware
TRB RCB LLC	Delaware

QuickLinks

  EXHIBIT 21.1
SUBSIDIARIES